Exhibit 99.1

Treaty Energy Corporation Announces CEO

Randall Newton, a CPA with Working Knowledge of the Oil & Gas Industry, has been Named Chief Executive Officer and Chairman of the Board.

ABILENE, TX--Jul 8, 2009 – Treaty Energy Corporation (OTCBB: TECO) announced today the appointment of Randall Newton as its Chief Executive Officer and Chairman of its Board of Directors.

Several additional changes have taken place at the Board level, and a further announcement will be forthcoming.  The actions being taken have positioned the Company to accelerate its growth.

Randall Newton is a CPA with a background in corporate finance, SEC filings, strategic planning, mergers and acquisition modeling and analysis, corporate governance and compliance under Sarbanes-Oxley that is complemented by early experience in the financial side of oilfield transportation and international joint ventures in oil & gas exploration.

From 1998 to present Mr. Newton has been the principal of Newton Collaboration, LLC, a Houston Texas based firm that provides accounting , governance and information systems consulting services to private and public companies, and provided such services to Treaty Energy since its inception.  Prior to 1998, Mr. Newton served as corporate controller of Peak USA Energy Services Ltd. of Houston, where he created the Finance Department for a spinoff oilfield transportation joint venture for Nabors Drilling, the world’s largest land-rig company and Chesapeake Energy.

Earlier, Mr. Newton was the CFO and Project Manager for Russian-American Oil & Gas Joint Ventures.  He was responsible for the implementation of a Joint Russian/GAAP general ledger system that was administrated totally by Russians.  He prepared and defended a $200 million operating and capital budget and supervised a Russian accounting staff of fifty.

Randall Newton received a BBA degree in Accounting and Finance from the University of Texas, and is fluent in Russian, Spanish and French.

About Treaty Energy Corporation

Treaty Energy is engaged in the acquisition, development and production of oil and natural gas, primarily in the West Texas Permian Basin.  Treaty hopes to acquire and develop petroleum productive properties, many of which have “proven but undeveloped reserves” at the time of acquisition, that are economically beneficial and fit well into Treaty’s program, but not strategic to large exploration-oriented oil and gas companies.  This strategy provides Treaty with the proven assets to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements:

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms SB-2, 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:

Investor Relations

Tel: 732-292-0982

Fax: 732-528-9065

investors@treatyenergy.com